Exhibit 10.12

July 27, 2015

VIA E-MAIL

Mr. Michael Farlekas

64 Mountainside Road

Mendham, New Jersey 07945

Re:	Amendments to Employment Arrangements

Dear Michael,

The purpose of this letter (this “Amendment”) is to amend, effective as of August 1, 2015, that certain letter agreement (the “Employment Agreement”), dated May 5, 2015, between you and E2open, LLC (the “Company”) and your Employee Proprietary Information Agreement, dated May 6, 2015 (the “Proprietary Information Agreement”). Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Employment Agreement.

Position

Effective as of August 1, 2015, you will be appointed as the Chief Executive officer of the Company, reporting to the Chairman of the Board of Directors of Eagle Parent Holdings, LLC (“Eagle”), the ultimate parent of the Company.

Annual Bonus

For the Company’s fiscal year ending February 28, 2016, you will receive an annual bonus of not less than $225,000, pro-rated to reflect the portion of time you are employed by the Company during such fiscal year (i.e., the period May 1, 2015 through February 28, 2016). Commencing with the Company’s fiscal year ending February 28, 2017, your target annual bonus amount will be $350,000.

Reimbursement of Living Expenses

During the one year period commencing on August 1, 2015, the Company will reimburse you up to $3,500 per month, in arrears, to defray monthly living expenses while you maintain your principal residence in Mendham, New Jersey. This payment is conditioned upon your spending four days per week in Austin, Texas, when you are not otherwise travelling on Company business.

[14.5.1.11] [Farlekas Amendment to Employment Agreement.pdf] [Page 1 of 4]

Equity Grants

Under our equity program, subject to the approval of the Board, you will be entitled to the CEO Grant and the additional 0.50% interest in Eagle which vests based on the achievement of a 3.5x return to the Company’s equity investors upon a liquidity event, subject to your continued employment through such event, pursuant to and subject to the terms and conditions of Eagle’s equity incentive plan and an award agreement evidencing such grants as well as the terms specified in the Employment Agreement. Notwithstanding anything in the Employment Agreement to the contrary, subject to your continued employment through each applicable vesting date, the CEO Grant will vest based solely on the passage of time, with 25% vesting on February 1, 2017 and the remainder vesting in substantially equal quarterly annual installments during the two and one-half (2 1/2) years after such cliff vesting date.

Severance Benefits

Notwithstanding anything in the Employment Agreement to the contrary, solely for purposes of the Company’s obligation to continue to pay you your base salary (and, for the avoidance of doubt, not for purposes of any additional amounts payable to you), the Severance Period will be the greater of: (x) the remainder of the twelve (12) month period following your employment commencement date; and (y) the nine (9) month period following the date of such termination, without regard to whether you have permanently relocated to one of the Company’s offices in Foster City, San Jose, Dallas or Austin.

Non-compete

Notwithstanding anything in the Proprietary Information Agreement to the contrary, you agree and acknowledge that, to the extent applicable, the non-competition restrictions in the Proprietary Information Agreement will apply during the term of your employment with the Company and for a period of nine (9) months immediately following the termination of your relationship with the Company for any reason.

Ratification and Confirmation of Employment Arrangements

Except as specifically amended hereby, the Employment Agreement and the Proprietary Information Agreement are hereby ratified and confirmed in all respects and remain in full force and effect. Whenever the Employment Agreement or the Proprietary Information Agreement is referred to in this Amendment or in any other agreement, document or instrument, such reference shall be deemed to be to the Employment Agreement or the Proprietary Information Agreement, as amended by this Amendment, as applicable, whether or not specific reference is made to this Amendment. In case of conflict between any of the terms and condition of this Amendment and the Employment Agreement or the Proprietary Information Agreement, as applicable, the terms and conditions of this Amendment shall control.

Employee Acknowledgement

You acknowledge (i) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Amendment, and have been advised to do so by the Company, and (ii) that you have read and understand this Amendment, are fully aware of its legal effect, and have entered into it freely based on his own judgment.

[14.5.1.11] [Farlekas Amendment to Employment Agreement.pdf] [Page 2 of 4]

Other

To indicate your acceptance of the terms of this Amendment, please sign and date this letter in the space provided and return it to me at the address listed below. A duplicate original is enclosed for your records. The Employment Agreement, the Proprietary Information Agreement and this Amendment, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. The Employment Agreement and this Amendment may not be modified or amended except by a written agreement signed by the Company and by you.

[Signature Pages Follow]

[14.5.1.11] [Farlekas Amendment to Employment Agreement.pdf] [Page 3 of 4]

Again, I am excited about working together and making E2open, LLC a major success for all employees and shareholders.

Sincerely,

/s/ Ross Devor
Ross Devor
Vice President
E2open, LLC

I have read, understand and accept the terms and conditions of this Amendment:

/s/ Michael Farlekas
Michael Farlekas

Date:	7-27-15

[Signature Page to Farlekas Amendment to Employment Arrangements]

[14.5.1.11] [Farlekas Amendment to Employment Agreement.pdf] [Page 4 of 4]